Exhibit 99.1

Via BusinessWire – NY Metro

Moody’s Corporation Elects Thérèse Esperdy to Board of Directors

NEW YORK, February 13, 2019 — Moody’s Corporation (NYSE:MCO) announced today that Thérèse Esperdy has been elected as a member of the Company’s Board, effective as of March 1, 2019. Ms. Esperdy also has been elected to the Board’s Audit, Governance & Nominating and Compensation & Human Resources Committees. With the election of Ms. Esperdy, Moody’s Board will now consist of ten directors.

“Thérèse’s extensive experience in banking and financial services brings strong domain knowledge to our board,” said Henry McKinnell, Jr., PhD, Chairman, Moody’s Corporation. “We look forward to benefitting from her diverse market perspective and financial acumen.”

Ms. Esperdy, 58, has over three decades of experience in banking and financial services. Most recently, she served as Global Chairman of the Financial Institutions Group for JPMorgan Chase. She previously held other leadership positions at JPMorgan Chase, including Co-Head of Banking for Asia Pacific and Head of Global Debt Capital Markets. She began her career in banking at Lehman Brothers.

Ms. Esperdy currently serves on the boards of Imperial Brands and National Grid.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.2 billion in 2017, employs approximately 12,600 people worldwide and maintains a presence in 42 countries. Further information is available at www.moodys.com.

Source: Moody’s Corporation Investor Relations

SALLI SCHWARTZ

Investor Relations

212.553.4862

sallilyn.schwartz@moodys.com

MICHAEL ADLER

Corporate Communications

212.553.4667

michael.adler@moodys.com

Source: Moody’s Corporation Investor Relations

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